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                                                                    EXHIBIT 11.1

                        MICROELECTRONIC PACKAGING, INC.
               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE


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
                                                               Three months ended             Six months ended
                                                                    June 30,                      June 30,
                                                        ----------------------------    ----------------------------
                                                            1997             1996           1997           1996
                                                        ------------    ------------    ------------    ------------
PRIMARY NET INCOME (LOSS) PER SHARE:

Net income (loss)                                       $ (8,211,000)    $   610,000    $ (9,431,000)   $  1,175,000
                                                        ------------    ------------    ------------    ------------
Weighted average shares outstanding:

  Shares outstanding from beginning of period             10,793,279       5,508,813       6,991,493       4,660,093

  Conversion of $1.9 million of debentures
    into 3,801,786 shares of common stock                        -               -         2,929,742             -

  Issuance of 842,058 shares of Transpac                         -               -               -           448,789

  Common equivalents - options to directors,
    officers and employees, net of treasury shares               -           236,833             -           218,235
                                                        ------------    ------------    ------------    ------------
Weighted average common and
    common equivalent shares outstanding                  10,793,279       5,745,646       9,921,235       5,327,117
                                                        ============    ============    ============    ============
Primary net income (loss) per common share              $      (0.76)   $       0.11    $      (0.95)   $       0.22
                                                        ============    ============    ============    ============


FULLY DILUTED NET INCOME (LOSS) PER SHARE:

Net income (loss)                                       $ (8,211,000)    $   610,000    $ (9,431,000)   $  1,175,000
                                                        ------------    ------------    ------------    ------------
Weighted average shares outstanding:

    Shares outstanding from beginning of period           10,793,279       5,508,813       6,991,493       4,660,093

    Conversion of $1.9 million of debentures
       into 3,801,786 shares of common stock                     -               -         2,929,742

    Issuance of 842,058 shares to Transpac                       -               -               -           448,789

    Common equivalents - options to directors,
       officers and employees, net of treasury shares            -           255,467             -           255,467
                                                        ------------    ------------    ------------    ------------
Weighted average common and
       common equivalent shares outstanding               10,793,279       5,764,280       9,921,235       5,364,349
                                                        ============    ============    ============    ============
Fully diluted net income (loss) per common share        $      (0.76)    $      0.11    $      (0.95)   $       0.22
                                                        ============    ============    ============    ============
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